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                                                                     EXHIBIT 8.1


            [LETTERHEAD OF FRIED, FRANK, HARRIS, SHRIVER & JACOBSON]



May 20, 1999

TC PipeLines, LP
Four Greenspoint Plaza
16945 North Chase Drive
Houston, TX  77060

           Re:  Registration Statement on Form S-1 (No. 333-69947)

Ladies and Gentlemen:

             We have acted as special counsel for TC PipeLines, LP, a Delaware limited partnership (the "Partnership"), and TC PipeLines GP, Inc., a Delaware corporation and the general partner of the Partnership, in connection with the offering (the "Offering") of up to 16,445,000 common units representing limited partner interests in the Partnership ("Common Units") pursuant to the Registration Statement on Form S-1 of the Partnership (Registration No. 333-69947) relating to the Common Units (the "Registration Statement"). In connection therewith, we have participated in the preparation of the discussion set forth under the caption "Tax Considerations" (the "Discussion") in the prospectus included in the Registration Statement.

             The Discussion, to the extent it contains matters of United Stateds federal income tax law and legal conclusions with respect thereto, and subject to the assumptions and qualifications stated therein, constitutes our opinion as to the material United States federal income tax consequences for purchasers of Common Units pursuant to the Offering.

             We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Discussion. In giving such consent, we do not hereby admit that we are in the category of such persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                     Very truly yours,

                       /s/ Fried, Frank, Harris, Shriver & Jacobson